Exhibit 99.5

The undersigned, Elie Khalife, hereby resigns as a Director of CannaPharmaRx, Inc. (the "Company") effective the date below. Such resignation is voluntary and without dispute or disagreement as to the business, accounting, financial, and regulatory matters of the Company. I confirm that the Company owes me no compensation, options or warrants, or insurance benefits.

Effective the 6th day of April, 2016

/s/ Elie Khalife

Elie Khalife